Exhibit 10.22a
ADDENDUM
TO LEASE AGREEMENT FOR A GAMMA KNIFE UNIT
     This ADDENDUM TO LEASE AGREEMENT FOR A GAMMA KNIFE UNIT (the “Addendum”) is effective April 1, 2005, and is entered into between NEW ENGLAND MEDICAL CENTER HOSPITALS, INC., a Massachusetts corporation (“Medical Center”), and GK FINANCING, LLC, a California limited liability company (“GKF”).
RECITALS
     WHEREAS, on October 5, 1998, GKF and Medical Center executed a Lease Agreement for a Gamma Knife Unit (the “Lease”); and
     WHEREAS, the parties desire to amend the terms and provisions of the Lease as set forth herein.
     NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
AGREEMENT
     1. Defined Terms. Unless otherwise defined herein, the capitalized terms used herein shall have the same meanings set forth in the Lease.
     2. Extension of Lease Term. The Term of the Lease as set forth in Section 6 of the Lease is hereby extended for an additional six (6) years, plus the period of time that the Equipment is unavailable to perform procedures due to the Equipment upgrade and cobalt reload process described herein (collectively, the “Extension”). The Extension shall commence on the expiration of the initial Term of the Lease. Notwithstanding the foregoing, if the Term (as extended by the Extension) expires on a date that is prior to September 30 of any calendar year, then, the Term (as extended by the Extension) shall not expire until, and shall be further extended to, September 30 of such calendar year. All references in the Lease to the “Term” shall be deemed to refer to the Term as extended hereby.
     3. Upgrade and Cobalt Reload of the Equipment. Section 15 (including Sections 15.1, 15.2 and 15.3) of the Lease are hereby deleted in their entirety and replaced with the following:
     15.1 Subject to the terms and conditions set forth below, GKF, at GKF’s cost and expense, shall upgrade the Equipment to a Leksell Gamma Knife Model 4C (the “Model 4C”) and reload the Equipment (as upgraded) with new cobalt-60 (the “Upgrade and Reload”), which Upgrade and Reload shall be performed at the Site and shall include any required installation and rigging. In connection with the Upgrade and

Reload, Medical Center, at Medical Center’s cost and expense, shall provide GKF with Medical Center personnel (including Medical Center physicists) and services upon request and as required by GKF, among other things, to oversee, supervise and assist with construction and compliance with local, state and federal regulatory requirements and with nuclear regulatory compliance issues and the calibration of the Model 4C. Subject to Medical Center’s compliance with Section 15.2 below, it is anticipated but not guaranteed that the Upgrade and Reload will be performed in or around fourth quarter 2005 or first quarter 2006.
     15.2 Notwithstanding the foregoing, the Upgrade and Reload shall be performed by GKF only after all licenses, permits, approvals, consents and authorizations necessary and appropriate for the Upgrade and Reload, including, without limitation, the proper handling of the cobalt-60 (collectively, the “Permits”), have been obtained by Medical Center at Medical Center’s sole cost and expense (other than any filing or registration fees which shall be paid for by GKF). The timing and procedure for such Upgrade and Reload shall be as mutually agreed upon between the parties. All references in the Lease to (i) “Installation” shall be deemed to refer to the Upgrade and Reload, and (ii) “Equipment” shall be deemed, immediately following its upgrade, to mean the Model 4C. Notwithstanding the foregoing, GKF makes no representation or warranty to Medical Center concerning the Upgrade and Reload, and GKF shall have no obligation to pay any damages to Medical Center resulting therefrom.
     15.3 Unless Medical Center notifies GKF at least ninety (90) days prior to the expiration of the Term (as extended) that Medical Center wishes to purchase the Model 4C in cash at its fair market value (based upon the “in use” value of the Model 4C) as determined by an appraiser mutually agreed upon between the parties, GKF shall remove the Model 4C, at its sole expense, within ninety (90) days after the expiration of the Term (as extended).
     4. Per Procedure Payment. In consideration for and as compensation to GKF for the Upgrade and Reload and the additional services to be provided by GKF hereunder, effective as of the date of this Addendum, Exhibit 2 of the Lease shall be deleted and replaced with Exhibit 2 attached hereto.
     5. Services Performed by GKF. In addition to GKF’s responsibilities under the Lease, GKF shall provide marketing support and research funding assistance as follows. Within ninety (90) days after the date of this Addendum and each succeeding anniversary date hereof during the extended Term, GKF and Medical Center shall jointly develop an annual marketing plan, budget and timeline, which shall be implemented by Medical Center with the support of GKF based on the approved budget and timeline. Medical Center’s approval of such plan, budget and timeline shall not be unreasonably withheld or delayed. If Medical Center has not approved or disapproved the same within thirty (30)

days following its receipt, Medical Center shall be deemed to have approved the same. GKF shall be responsible for any actual out-of-pocket marketing expenses paid to unrelated third parties that are included in the marketing plan budget in an approximate amount of *. This section shall not reduce or alter Medical Center’s obligations pursuant to Section 9.5 of the Lease.
     6. No Responsibility for Additional Upgrades or Reloading. It is understood by the parties that GKF is not responsible for any additional upgrades, hardware, cobalt reloading, software changes and/or other modifications to the Model 4C except as expressly set forth herein or otherwise agreed upon in writing by Medical Center and GKF.
     7. Captions. The captions and paragraph headings used herein are for convenience only and shall not be used in construing or interpreting this Addendum.
     8. Full Force and Effect. Except as amended by this Addendum, all of the terms and provisions of the Lease shall remain in full force and effect.
     IN WITNESS WHEREOF, the parties have executed this Addendum effective as of the date first written above.

GK FINANCING, LLC		NEW ENGLAND MEDICAL CENTER HOSPITALS, INC.

By:	/s/ Craig K. Tagawa	By:	/s/ Michael T. Burke

Name:	Craig K. Tagawa	Name:	Michael T. Burke
Title:	Chief Executive Officer	Title:	Senior Vice President and CFO

Exhibit 2
PER PROCEDURE PAYMENTS

Year	Annual Procedures Performed		Fee Per Procedure
1-4		*	*
		*	*
		*	*
		*	*

5-10		*	*
		*	*
		*	*
		*	*

11-16		*	*
		*	*
		*	*
		*	*
Notwithstanding anything to the contrary set forth herein, (a) for purposes of determining the per procedure payment, the number of annual procedures performed shall be reset to zero (0) at the commencement of each fiscal year of Medical Center (i.e., on October 1 of each year); (b) the per procedure payment shall not be affected or adjusted due to any upgrading and/or cobalt reloading of the Equipment; and (c) there shall be no retroactive adjustment of the per procedure payment irrespective of whether the number of procedures performed during any fiscal year reaches a lower per procedure payment level. For example, if * procedures are performed during the * year, Medical Center would pay * for each of the first * procedures, and * for each of the next * procedures (i.e., for procedures *). The parties acknowledge that, for purposes of determining the per procedure payment, October 1, 2005 shall mark the commencement of year seven (7) of the Lease.
Compliance with Safe Harbor.
GKF and Medical Center intend that the reductions to the fee per procedure set forth above shall satisfy the requirements of the anti-kickback safe harbor applicable to discounts contained in 42 C.F.R. § 1001.952(h). In furtherance of the foregoing:

1.	The discount shall be earned and computed based on total number of procedures performed within a single fiscal year of Medical Center ending September 30 of each year.

2.	Medical Center must claim the benefit of the discount in the fiscal year in which the discount is earned.

3.	Medical Center must fully and accurately report the discount in its applicable cost report or in its separate claims for payment with the Department of Health and Human Services or a State agency.

4.	Medical Center must provide, upon request by the Secretary of the Department of Health and Human Services or a State agency, the information provided by GKF as specified below.

5.	GKF shall fully and accurately report the existence of the discount on the invoices or statements submitted to Medical Center. GKF hereby informs Medical Center of its obligation to report such discount as stipulated in subparagraphs 3 and 4 above. When the value of the discount becomes known for each fiscal year, GKF shall provide Medical Center with documentation of the calculation of the discount identifying the number of procedures to which the discount will be applied.